EXHIBIT 10.54

SECOND AMENDMENT TO THE PRIORITIZED LISTINGS SYNDICATION AGREEMENT

BETWEEN LOOKSMART, LTD. AND SEARCH123 INC.

This Second Amendment (the “Second Amendment”) to the Prioritized Listings Syndication Agreement dated as of August 21, 2001 (the “Agreement”) and the Amendment dated as of June 7, 2002, is entered into and effective as of February 8, 2005 by and between LookSmart, Ltd., a Delaware corporation, (“LookSmart”) and Search123, Inc., a California corporation (“Partner”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree that during the term of this Second Amendment, the Agreement (as amended) shall be amended as follows:

1.	The following definitions shall be added to Section 1.1:

“Click” occurs when a bona fide Internet user (which excludes a robot, spider, software, scraper or other mechanical, artificial or fraudulent means, or a person who is not seeking to use the Partner Network for a legitimate web search, e.g., has been paid or otherwise motivated to click) clicks on a Prioritized Listing and accesses the destination site.

“Partner Network” means the Search123 Site together with the Search123 Affiliate Sites.

2.	Section 2 is hereby deleted and replaced with the following:

2. Obligations.

2.1	Implementation of Prioritized Listings. Partner will query LookSmart’s servers for search queries on the Partner Network and will implement and display Prioritized Listing provided by LookSmart as set forth on Exhibit A.

2.2	Attribution; Look and Feel. Partner may provide attribution on pages displaying Prioritized Listings. The size and location of such attribution shall be at the parties’ mutual agreement. Other than as set forth herein, Partner shall control the look and feel of its search service.

2.3	Service Levels/Technical Support. LookSmart will use commercially reasonable efforts to provide the Service Levels and Technical Support in Exhibit B.

3.	Section 3 of the Agreement (as amended) is hereby deleted and replaced with the following:

3.1 Cost Per Click (CPC). Subject to the terms and conditions hereof, for any given calendar month, LookSmart will pay Partner [***] for all valid Clicks generated by Partner, as recorded by LookSmart’s proprietary click tracking system. For each Click, the share of revenue paid to Partner will be equal to the CPC bid by LookSmart for the corresponding search term, less a month-end adjustment for credit card fraud, advertising complaints or similar items.

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LookSmart will determine the CPC bid and include it in the live feed sent in response to such query. LookSmart will have sole discretion to decide the CPC bid for each search term, and such CPC bid may change frequently. Partner may use the CPC bid included in the live feed for its internal purposes, but the parties agree that all CPC bid amounts submitted by LookSmart are confidential information for internal use only, and shall not be posted on Partner’s or Partner’s Network web pages or disclosed to any third parties.

3.2 Invalid Clicks. LookSmart shall have no obligation to pay for clicks which are invalid as determined by its proprietary click tracking system. Invalid clicks may come as a result of but are not limited to clicks (i) generated via automated crawlers, robots or click generating scripts, (ii) that an advertiser receives and rejects, (iii) that come as a result of auto-spawning of browsers, automated redirects, and clicks that are required for Users to navigate on the Partner Network, (iv) that are derived from international users (non-US and Canada) unless otherwise specified by LookSmart, (v) that are derived from adult related traffic or (vi) that come as a result of any incentive such as cash, credits or loyalty points. LookSmart reserves the right to require Partner to provide server log files that include, but are not limited to, the daily number of clicks delivered to LookSmart. In the event that LookSmart determines by its proprietary click tracking system that Partner has delivered invalid clicks or low quality traffic during the term of this Agreement, LookSmart may immediately terminate this Agreement upon written notice to Partner.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date set forth above. In the event of any conflict between the terms hereof and the terms of the Agreement, the terms hereof shall govern. This Second Amendment may be executed in counterparts, each of which may be an original or fax copy, and all of which together shall form one instrument.

LookSmart Ltd.		Search123, Inc.

By:	/s/ BRYAN EVERETT	By:	/s/ JAMES K. BERIKER

Name:	Bryan Everett	Name:	James K. Beriker

Title:	SVP, Sales	Title:	CEO

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EXHIBIT A

IMPLEMENTATION

1.	Display of Prioritized Listings. In connection with each search by a user on the Partner Network, Partner will query LookSmart’s servers via a live data feed. If any Prioritized Listings are returned by LookSmart’s servers in response to such query, such Prioritized Listings will be displayed on search result pages on the Partner Network. All Prioritized Listings must be displayed in the order received from LookSmart’s servers and prominently on such search results pages. Partner will not display any CPC or price-related data that would allow users to determine the price paid by advertisers in connection with Prioritized Listings. Partner will cooperate with LookSmart to allow LookSmart to track clicks on Prioritized Listings displayed on the Partner Networks, including the use of redirects, tracking URLs or other methods as reasonably requested by LookSmart. Partner will not modify, add to, edit or delete the URLs, titles or reviews contained within any Prioritized Listing without LookSmart’s prior written approval. Partner will use the tracking URLs associated with each individual Prioritized Listing provided by LookSmart (though Partner may use the display URLs for purposes of displaying the listing). Other than as set forth herein, Partner shall be solely and exclusively responsible for the design, development, operation and maintenance of the Partner Network and for all advertising, sponsorship or other use of the media contained therein.

2.	Partner Display Ordering. Partner represents that it displays and will continue to display Prioritized Listings on the Partner Network based on the Cost Per Click assigned to the listings in the Prioritized Listings (CPC Sorted). In the event that Partner decides to change the method by which it determines the order of its Prioritized Listings, Partner will provide to LookSmart thirty (30) days written notice of such change. Partner will make reasonable effort to work with LookSmart to display Prioritized Listings in the new display order at positions comparable to the CPC sorted implementation.

3.	Position in Search Results. In implementations where Partner determines the display and presentation of Prioritized Listings on the CPC paid to Partner, Partner agrees to display Prioritized Listings in Partner’s Prioritized Listings in the position based on the agreed upon Cost Per Click. Based on the agreed upon CPC, Partner must display Prioritized Listings above (i) any other listing with the same CPC and (ii) the listing with the next lowest CPC available for display in Partner’s Prioritized Listings. Partner will in no way manipulate Partner’s Prioritized Listings or any other listing CPCs to display Prioritized Listings in a position below listings with CPCs lower than those agreed upon and thus assigned to Prioritized Listings.

4.	Top Bid Pricing. In implementations where Partner determines the display and presentation of Prioritized Listings on the CPC paid to Partner, Partner agrees to provide LookSmart with an automated, regularly updated mechanism from which LookSmart can determine the bid prices (CPC paid to partner) of the top 5 listings for individual and specific keywords. For example, Partner may make available an API or other data interface that provides such data.

5.	Query Source Identification. Partner must provide LookSmart with the IP, User Agent and HTTP referrer for every query for which Partner requests a LookSmart Prioritized Listing.

6.	Traffic Volume and Increases. Partner will provide LookSmart with 3 days written notice before launching with new affiliates or traffic sources that will, in Partner’s reasonable opinion, increase the number of Searches by the lesser of 50% over then-current levels or 500,000 queries per day. LookSmart will have no obligation to pay for Referrals for which a timely notice is not provided under this section.

7.	Blocking Distribution. LookSmart may request that Partner block distribution of Prioritized Listings to a specified list of sources (sites and/or IP addresses) deemed questionable by LookSmart. LookSmart may update the list from time to time, in its sole discretion. All sources contained within the list must be blocked from distribution by Partner as soon as practicable after, but in any event within 5 business days from, receipt of notice from LookSmart. LookSmart shall have no obligation to pay Partner for Clicks delivered to Prioritized Listing from these sources, five business days beyond notice. Partner will not display, sublicense or syndicate the Prioritized Listing on or to any third party, distribution network or web site (A) via spyware or any other form of advertising that delivers advertisements to a user without the user’s prior consent, (B) that displays adult-oriented content, (C) via a web site or distribution network directed primarily at users outside of the United States or Canada, or (D) that violates any applicable laws or regulations.

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